SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                             November 6, 1996
              Date of Report (Date of earliest event reported)

                         THE PAUL REVERE CORPORATION
           (Exact name of registrant as specified in its charter)

      Massachusetts               1-12266            04-3176707
     (State or other     (Commission File Number)  (IRS Employer
     jurisdiction of                               Identification No.)
     incorporation)

          18 Chestnut Street, Worcester, Massachusetts  01608-1528
         (Address of principal executive offices)      (Zip Code)

                                (508) 799-4441
            (Registrant's telephone number, including area code)

                                Not Applicable
       (Former name or former address, if changed since last report)



     ITEM 5.   OTHER EVENTS

               On November 6, 1996, the Registrant and Provident Companies, Inc. ("Parent") announced that they had amended and restated the Agreement and Plan of Merger, dated as of April 29, 1996 (the "Merger Agreement"), by and among Parent, Patriot Acquisition Corporation ("Newco") and the Registrant, by executing an Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996 (the "Amended and Restated Merger Agreement"). Among other things, the Amended and Restated Merger Agreement extends the date as of which the parties would be entitled to terminate the agreement to May 28, 1997 and adjusts the exchange ratio to be used in determining the number of shares of common stock of Parent that Textron Inc. ("Textron"), which owns approximately 83% of the Registrant's outstanding shares of common stock, will be entitled to receive in the Merger (as defined below).

               Consistent with the Merger Agreement, the Amended and Restated Merger Agreement provides that, among other things, Newco will be merged with and into the Registrant (the "Merger") and the Registrant will become a wholly owned subsidiary of Parent and that, at the effective time of the Merger, each share of the Registrant's common stock, par value $1.00 per share (the "Shares"), held by stockholders of the Registrant other than Textron shall be cancelled and extinguished and converted into the right to receive, at the election of the holder of such Share
     (i) $26.00 in cash without interest thereon; (ii) a number of shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the product of 26 and the Exchange Ratio (as defined below); or (iii) $20.00 in cash plus a number of shares of Parent Common Stock equal to the product of 6 and the Exchange Ratio. The Exchange Ratio shall be determined by dividing $1.00 by the average of closing prices for the Parent Common Stock as reported in the New York Stock Exchange, Inc. ("NYSE") Composite Transactions for the twenty trading days ending on the fifth trading day prior to the effective time of the Merger as reported in The Wall Street Journal, except that the Exchange Ratio shall under no circumstances be higher than
     0.0343 or lower than 0.0295.

               In addition, the Amended and Restated Merger Agreement provides that the number of shares of Parent Common Stock which Textron will be entitled to receive in exchange for each Share held by it (in addition to the $20.00 in cash which Textron will be entitled to receive in exchange for each such Share) will be determined on the basis of the Textron Exchange Ratio (as defined below) instead of the Exchange Ratio which is applicable to Shares held by the other stockholders of the Registrant.

               The "Textron Exchange Ratio" will be determined by dividing $1.00 by the average of the closing prices for the Parent Common Stock as reported in the NYSE Composite Transactions for the twenty trading days ending on the fifth trading day prior to the effective time of the Merger as reported in The Wall Street Journal, except that the Textron Exchange Ratio shall under no circumstances be higher than 0.0343 or lower than 0.0263.

               As a result of discussions between representatives of Textron and Parent, in order to induce Parent to agree to enter into the Amended and Restated Merger Agreement, Textron agreed, among other things, (i) to the consideration payable to Textron in the Merger described above, (ii) concurrently with the consummation of the Merger, to pay to Parent $25 million in cash,
     (iii) at or prior to the effective time of the Merger, to contribute to Paul Revere one used Cessna aircraft, (iv) that Parent will have the right, as soon as the same becomes available to Textron from the manufacturer, to receive from Textron one new Cessna aircraft and (v) that, at or prior to the effective time of the Merger, Textron will make a capital contribution to the Registrant in the amount of the statutory reserve strengthening required by the Commissioner of Insurance of the Commonwealth of Massachusetts as a condition to granting any necessary consents in connection with the transactions contemplated by the Amended and Restated Merger Agreement, subject to a requirement that Textron contribute at least $100 million, but under no circumstances in excess of $180 million, for such purposes. In addition, Textron has agreed, under certain circumstances, to indemnify the Registrant and certain Registrant-related parties (including Parent and certain Parent-related parties) for claims brought by stockholders or former stockholders of the Registrant or Textron, or by any governmental authority or agency, which relate to the adequacy of the Registrant's individual disability reserves.

               In addition to the approval of the Merger Agreement by the Registrant's stockholders, the Merger is subject to, among other things, the effectiveness of a registration statement relating to the shares of Parent Common Stock to be issued in the Merger and the approval of such issuance by stockholders of Parent, and certain regulatory approvals, including in particular the approval of the Commonwealth of Massachusetts Division of Insurance.

               The foregoing is qualified in its entirety by reference to the Amended and Restated Merger Agreement and the Registrant's and Parent's joint press release dated November 6, 1996, copies of which are attached as Exhibit (2)(a) hereto and Exhibit
     (20)(a) hereto, respectively, and which are hereby incorporated by reference herein.

     ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
               AND EXHIBITS

     (2)(a) Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996, by and among Provident Companies, Inc., Patriot Acquisition Corporation and The Paul Revere Corporation

     (20)(a)        Joint Press Release dated November 6, 1996



                                 SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE PAUL REVERE CORPORATION

    Date: November 8, 1996         By:  /s/ John H. Budd
                                      Name:  John H. Budd
                                      Title: Senior Vice President,
                                             General Counsel and Clerk



                                EXHIBIT INDEX

    Exhibit      Description

    (2)(a)       Amended and Restated
                 Agreement and Plan of Merger,
                 dated as of April 29, 1996,
                 by and among Provident
                 Companies Inc., Patriot
                 Acquisition Corp. and the
                 Registrant

    (20)(a)      Press Release dated November 6, 1996